Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 1,443,803,543.54	0.0001381	$ 199,389.27
Fees Previously Paid
	Total Transaction Valuation:	$ 1,443,803,543.54
	Total Fees Due for Filing:			$ 199,389.27
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 199,389.27
Offering Note
[1]	(1) Aggregate number of securities to which transaction applies: As of the close of business on April 20, 2026, the maximum number of securities of Olaplex Holdings, Inc. (the "Company") to which this transaction applies is estimated to be 703,427,446, which consists of: (a) 672,042,176 shares of the Company's common stock, par value $0.001 per share (the "Common stock"), entitled to receive the per share merger consideration of $2.06; (b) 27,604,619 shares of Common Stock underlying outstanding restricted stock units of the Company ("Company RSU Awards"), which are each entitled to receive a cash payment equal to the product of the aggregate number of shares of Common Stock underlying such Company RSU Award multiplied by the per share merger consideration of $2.06; and (c) 3,780,651 shares of Common Stock underlying outstanding and unexercised options to purchase shares of Common Stock granted under effective equity or equity based incentive plans sponsored by the Company or any of its affiliates ("Company Options") with an exercise price less than $2.06, which are each entitled to receive a cash payment equal to the product of the aggregate number of shares of Common Stock underlying such Company Option multiplied by the excess of the per share merger consideration of $2.06 over the per share exercise price of such Company Option. (2) In accordance with Rule 0-11 under the Exchange Act, the proposed maximum aggregate value of the transaction estimated solely for purposes of calculating the filing fee was calculated, as of April 20, 2026, based upon the sum of: (a) 672,042,176 shares of Common Stock multiplied by the merger consideration of $2.06 per share; (b) 27,604,619 shares of Common Stock underlying Company RSUs multiplied by the merger consideration of $2.06 per share; and (c) 3,780,651 shares of Common Stock underlying Company Options multiplied by $0.6695 (which is the difference between the per share merger consideration of $2.06 and the weighted average exercise price of the outstanding options of $1.3905 as of April 20, 2026). (3) In accordance with Section 14(g) of the Exchange Act and Rule 0-11 under the Exchange Act, the filing fee was determined by multiplying .00013810 by the sum of the preceding sentence.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources